The Interlake Corporation
                                        550 Warrenville Road
                                        Lisle, IL 60532-4387
                                        630/852-8800

  FOR IMMEDIATE RELEASE - LISLE, IL.                DECEMBER 22, 1997

   For more information: Donn York, Treasurer
                              630/719-7247


    INTERLAKE  SELLS EUROPEAN AND ASIA-PACIFIC HANDLING BUSINESSES


     Lisle, Illinois, December 22, 1997 -- The Interlake Corporation today announced the sale of its European and Asia-Pacific material handling businesses to Extondew Limited and Extonbrooks Limited. The purchasers are English companies organized by Apax Partners & Co. Ventures Limited, a leading UK based private equity company.

     According to Stephen Gregory, Interlake's chief financial officer, net
 after-tax proceeds from the sale should exceed $80 million.   Mr. Gregory
 indicated that the proceeds will be used to repay indebtedness, and to finance substantial investment in the Hoeganaes special materials business. Hoeganaes Corporation, an Interlake subsidiary, earlier this year announced a planned $33.6 million expansion of its Gallatin, Tennessee powder metal facility.

     "This transaction enables Interlake to continue along the strategic path of reducing debt and concentrating our resources in our strongest businesses," said W. Robert Reum, chairman, president and chief executive officer of Interlake. "We are excited about the growth opportunities at Hoeganaes and Chem-tronics."

     The sold material handling businesses trade under the Dexion and Redirack names. Net revenues in 1996 totalled $260 million. Interlake will remain in the material handling business through Interlake Material Handling, with operations concentrated in North America.

     The Interlake Corporation is engaged in the design, manufacture and sale or distribution of products for the automotive, aerospace and material handling industries.